Exhibit 10.1

Redacted portions are indicated by [****].

LICENSE AGREEMENT

This License Agreement (hereinafter referred to as the “Agreement”) made and entered into as of May 2, 2005 (hereinafter referred to as the “Effective Date”) by and between DAIICHI SUNTORY PHARMA CO., LTD., a corporation organized and existing under the laws of Japan and having its registered office at 7-2, Kojimachi 5-chome, Chiyoda-ku, Tokyo 102-8530, Japan (hereinafter referred to as “DSP”) and BIOMARIN PHARMACEUTICAL INC., a corporation organized and existing under the laws of the State of Delaware, having its principal business office at 105 Digital Drive, Novato, California 94949 U.S.A. (hereinafter referred to as “BioMarin”). DSP and BioMarin are sometimes referred to as the “Parties” collectively or as a “Party” individually.

WITNESSETH:

WHEREAS, DSP and BioMarin have executed a license agreement (hereinafter referred to as the “PKU Agreement”) dated July 30, 2004, as amended November 19, 2004, which stipulates the details of DSP’s license grant of patents and information necessary for BioMarin’s development of pharmaceutical products for human use containing Drug Substance (hereinafter defined) for use in Genetic Disorders (hereinafter defined); and

WHEREAS, the Parties realize that the patents and information licensed from DSP to BioMarin under the PKU Agreement can be utilized for the Other Field (hereinafter defined), and DSP owns or has rights to certain other patents and information in addition to those that were granted in the PKU Agreement and will be useful for the Other Field; and

WHEREAS, BioMarin has expressed its interest to DSP to obtain the license to develop, obtain the approval for, manufacture, use, promote, offer to sell, sell, have sold, distribute, import and export the Drug Substance and Drug Product (hereinafter defined) in the Other Field under the DSP Information (hereinafter defined); and

WHEREAS, DSP is willing to grant BioMarin such license in the Other Field.

NOW, THEREFORE, for and in consideration of the premises and covenants contained herein, DSP and BioMarin agree as follows:

1. DEFINITIONS

The following terms shall have the following meanings, unless otherwise clearly required by the context:

1.1 “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with a specified entity. An entity is deemed to be in control of another entity if the former has the direct or indirect power to control the management and policies of the latter.

1.2 “Applicable Law(s)” means all applicable laws, rules, regulations and guidelines that apply to the import, export, development, manufacturing, marketing, distribution or sale of Drug Substance and Drug Product as contemplated in this Agreement or the performance of either Party’s obligations under this Agreement, to the extent applicable and relevant, including without limitation cGMP (as hereinafter defined) and current Good Clinical Practices standards or similar guidelines promulgated by the Regulatory Authorities (as hereinafter defined).

1.3 “BioMarin Data” means any and all developments, enhancements, modifications, inventions or discoveries in the Other Field relating to Drug Product and under the control of BioMarin that are developed or created by BioMarin or its Affiliates or sub-licensee(s) at any time during the term of this Agreement, whether patentable or not, including, but not limited to, non-clinical and clinical data, marketing and other similar information relating to the Drug Product or Drug Substance.

1.4 “cGMP” means current good manufacturing practices and standards as promulgated under ICH Q7A - Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients, and US Federal Food Drug and Cosmetic Act at 21 CFR and the EEC Guide to Good Manufacturing Practices for Medical Products (Vol. IV - rules governing medical products in the European Community 1989) in the most recent version.

1.5 “Clinical Study” means each of the pharmaceutical development studies using humans beginning at the first administration of the Drug Substance to the first volunteer or patient and ending on the completion of the final report of such study.

1.6 “Commercially Reasonable Efforts” means those diligent efforts that an ordinary pharmaceutical company would reasonably devote to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing, consistent with the exercise of prudent scientific and/or business judgment in accordance with generally accepted practices in the pharmaceutical industry.

1.7 “Development Plan” means BioMarin’s development plan for an Indication in the Other Field, which contains at least a timeline including IND filing, major milestones of clinical development and NDA application.

1.8 “Drug Master File” means the drug master file, as defined in 21 CFR Section 314.420, or successor provision, filed with the U.S. FDA with respect to the Drug Substance, and other filings in other countries in the Territory similar to such drug master file.

1.9 “Drug Substance” means the chemical substance identified as 6R-BH4 in its code name (generic name “Sapropterin”) and (6R)-2-amino-6-[(1R,2S)-1,2-dihydroxypropyl]-5,6,7,8-tetrahydro-4-(3H)-pteridinone dihydrochloride in its chemical name and also known as (6R)-L-erythro-5,6,7,8-tetrahydrobiopterin dihydrochloride, for use in the Drug Product.

1.10 “Drug Product” means finished pharmaceutical preparations for human use containing the Drug Substance as an active ingredient.

1.11 “DSP Drug Product Manufacturing Know-How” means all know-how and protocols relating to manufacturing and formulation of the Drug Product now in the possession of DSP and which DSP has the right to disclose and license to BioMarin.

1.12 “DSP Drug Substance Manufacturing Know-How” means all know-how related to the manufacturing of the Drug Substance now or hereafter in the possession of DSP and Shiratori and which DSP has the right to disclose and license to BioMarin including development, enhancements, modifications, inventions or discoveries thereon.

1.13 “DSP Information” means collectively the DSP Patents, DSP Drug Product Manufacturing Know-How, DSP Drug Substance Manufacturing Know-How and Informative Know-How.

1.14 “DSP Patents” means the patents and patent applications relating to the manufacturing, use or administration of the Drug Product and manufacturing of Drug Substance, as stipulated in Exhibit A, and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions, or improvements thereon, and any patents or patent applications subsequently issued or filed related to the Drug Product and Drug Substance, in each case which is in the possession of DSP and Shiratori (as hereinafter defined) and which DSP has the right to disclose to BioMarin. .

1.15 “Field” means all Indications (hereinafter defined) for all biochemical genetic disorders that are caused by single gene defects, but only to the extent that such biochemical genetic disorder also meets the Orphan Drug regulation requirements.

1.16 “Indication” means a generally acknowledged disease or medical condition, a significant manifestation of a disease or medical condition, symptoms associated with a disease or medical condition or a risk for a disease or medical condition.

1.17 “Informative Know-How” means non-clinical and clinical data, Drug Master File, and CMC information needed for all regulatory filings related to the Drug Substance or the Drug Product for the Other Field in possession of DSP and which DSP has the right to disclose and license to BioMarin.

1.18 “Merck Eprova Technology” means the technology licensed to BioMarin from Merck Eprova Co., Ltd. (hereinafter referred to as “Merck Eprova”), under the certain License Agreement between BioMarin and Merck Eprova dated October 15, 2004, as amended January 25, 2005 (the “Merck Eprova License”), as stipulated in Exhibit B.

1.19 “Net Sales” means, [****]

1.20 “Orphan Drug” means a pharmaceutical drug as set forth in the Orphan Drug Act of 1983 in the USA or any corresponding laws or regulations in other countries in the Territory.

1.21 “Other Field” means all therapeutic, diagnostic and preventative uses of Drug Product or Drug Substance that are not Orphan Drugs applied to biochemical single gene defects (i.e., everything other than the Field as defined in the PKU agreement).

1.22 “Regulatory Approval” means authorization granted by a Regulatory Authority (hereinafter defined) to market and sell Drug Product in a country in the Territory that is required before Drug Product may be commercially marketed and sold in such country, including without limitation any pricing and/or reimbursement approval(s) which must be obtained before placing a Drug Product on the market in any country in the Territory in which such approval(s) is required.

1.23 “Regulatory Authority(ies)” means any regulatory agency, department, bureau, or other governmental entity, including without limitation the U.S. Food and Drug Administration (hereinafter referred to as “FDA”), which is responsible for issuing approvals, licenses, registrations, clearances, or authorizations necessary for the manufacture, use, storage, import, transport, marketing or sale of Drug Substance and/or Drug Product in a country in the Territory.

1.24 “Shiratori” means Shiratori Pharmaceutical Co., Ltd., the manufacturer of the Drug Substance.

1.25 “Territory” means all countries of the world other than Japan.

2. LICENSE GRANT

2.1 License Grant. DSP hereby grants to BioMarin an exclusive right exclusive even as to DSP, with the right to sublicense, under the DSP Information:

(a)	to develop the Drug Product in the Territory for the Other Field, including conducting any development necessary to obtain Regulatory Approval in any of the countries in the Territory for Other Field;

(b)	to manufacture and/or have manufactured the Drug Substance and the Drug Product; and

(c)	to use, promote, offer to sell, sell, have sold, distribute, import, and export the Drug Product in the Territory for the Other Field.

2.2 Sublicense. It is expressly understood that BioMarin’s right to sublicense as set forth in Section 2.1 (License Grant) shall be subject to DSP’s prior written consent, which consent shall not be withheld or delayed unreasonably, and no additional license fees or royalties or other compensation shall be required in connection with any such sublicense, except as provided in Section 9.2 (Milestone Fees) and Section 9.3 (Running Royalties).

2.3 Extension of Patents. At DSP’s request and at DSP’s expense, BioMarin shall reasonably cooperate with DSP in obtaining an extension or restoration of the term of any of the DSP Patents, or in obtaining protection under a supplemental protection certificate or the like, where possible in the Territory.

3. DEVELOPMENT

3.1 Development for the Other Field. BioMarin shall use its Commercially Reasonable Efforts to conduct the following development activities (the “Development”).

(a)	Within two (2) years after the Effective Date, BioMarin shall begin Clinical Studies on at least one (1) Indication in the Other Field. For such Indication(s), BioMarin shall provide DSP with a Development Plan within one (1) year after the Effective Date.

(b)	Within two (2) years after the Effective Date, BioMarin shall provide DSP with Development Plans for other Indications in the Other Field, which shall be provided at least three (3) months prior to the start of a Clinical Study for each respective Indication. BioMarin shall provide DSP an opportunity to comment on a Development Plan and both Parties shall discuss the Development Plans in good faith. If the Parties cannot reach an agreement on a Development Plan after such good faith discussions, BioMarin shall make the final decision with respect to such Development Plans, and will use Commercially Reasonable Efforts to develop such indications in the Other Field.

(c)	Thereafter, both parties shall discuss in good faith additions of any new Indications deemed as potential for development upon the request of either Party.

3.2 Modification of the Development Plan. If BioMarin intends to substantially modify a Development Plan previously discussed with DSP, BioMarin shall notify DSP of such intention and the Parties shall promptly discuss, in good faith, such modification, provided, however, that if after such good faith discussions, the Parties are unable to reach an agreement, BioMarin shall have the right to make the final decision with respect to any such modifications and will continue to use Commercially Reasonable Efforts to develop such indications in the Other Field. The Parties acknowledge that each Development Plan represents a best estimate of the activities associated with the development of a Drug Product and the timing of those activities, but that such plan is subject to substantial uncertainty and may need to be modified, delayed or abandoned, as contemplated above for many reasons.

3.3 Reports and Meetings on Development. Commencing three (3) months after the Effective Date, and every three (3) months thereafter during the Development, BioMarin shall furnish DSP with reports in English on the progress and the results of the Development under each then-current Development Plan being carried out by or on behalf of BioMarin, its Affiliates, or its third party sub-licensees. Also, the Parties shall have a scientific meeting every six (6) months to discuss the scientific matters related to the Development. The parties will endeavor to hold the scientific meetings concurrently with the scientific meetings under the PKU Agreement.

4. REGULATORY APPROVALS

4.1 Regulatory Filings. Subject to the terms and conditions of this Agreement, BioMarin shall use Commercially Reasonable Efforts to submit to Regulatory Authorities, in such countries of the Territory as BioMarin deems appropriate, application(s) to obtain Regulatory Approval for Drug Product in accordance with each Development Plan. After submitting any such application, BioMarin shall use its Commercially Reasonable Efforts to obtain such Regulatory Approval from the applicable Regulatory Authorities. BioMarin shall have the right to utilize all of the DSP Information licensed hereunder in applications to obtain Regulatory Approval for Drug Product. DSP, at its expense, shall provide BioMarin with reasonable assistance in connection with the incorporation of the DSP Information into the applications for Regulatory Approval, including, without limitation, responding to correspondence related to the intellectual property licensed hereunder and submitting to inspections and audits by Regulatory Authorities.

4.2 Amendments or Supplements. Whenever BioMarin submits any application for the Regulatory Approval of a Drug Product, or materially amends or supplements any such application, BioMarin shall give notice to DSP of the date of such application, amendment or supplement. Within one (1) month after any such notice, BioMarin shall also furnish DSP with a summary of such application, amendment, or supplement submitted to the applicable Regulatory Authorities in each country in the Territory. Such summaries may be in hard copy or electronic format and will be provided in English. Any summary, provided by BioMarin to DSP is for informational purposes only, and may not be used by DSP for any purpose or provided by DSP to a third party without the prior written consent of BioMarin.

5. LAUNCH

Within six (6) months after obtaining Regulatory Approval of a Drug Product for an Indication in the Other Field in any country of the Territory, BioMarin shall use Commercially Reasonable Efforts to launch Drug Product in such country. This clause shall apply for each Indication developed in the Other Field; provided that BioMarin may in its reasonable discretion elect not to launch in one or more countries if it determines that such launch is reasonably likely to have a negative effect on the Territory as a whole; provided further that BioMarin will promptly after making such election provide DSP with notice of its intent not to launch in a country and the reason for such decision.

6. OWNERSHIP OF APPROVALS

BioMarin shall own and control all Regulatory Approvals and applications, and those amendments or supplements underlying any such Regulatory Approval.

7. DISCLOSURE OF KNOW-HOW

DSP shall disclose to BioMarin the DSP Information not previously disclosed to BioMarin within sixty (60) days after the Effective Date. DSP shall promptly disclose to BioMarin the DSP Information which comes into DSP’s possession during the term of this Agreement.

8. MANUFACTURING OF THE DRUG SUBSTANCE AND THE DRUG PRODUCT

The Drug Substance and Drug Product shall be manufactured, processed or made by BioMarin and/or its designee at their own costs and responsibilities.

9. LICENSE FEES AND ROYALTIES

In consideration of the rights granted to BioMarin by DSP hereunder, BioMarin shall pay to DSP the signing fee pursuant to Section 9.1 (Signing Fee), the milestone fees pursuant to Section 9.2 (Milestone Fees) and running royalties pursuant to Section 9.3 (Running Royalties).

9.1 Signing Fee. BioMarin shall pay DSP a signing fee (non-refundable in any event) of [****] within thirty (30) days after the Effective Date.

9.2 Milestone Fees. For each of the first two Indications developed in the Other Field by BioMarin, its Affiliates or its sub-licensee(s), BioMarin shall pay DSP milestone fees in accordance with the following schedule:

(a)	For initiation of a Phase 3 Clinical Study for a Drug Product for an Indication in the Other Field BioMarin shall pay DSP the greater of the following:

(i)	[****]; or

(ii)	[****].

(iii)	The foregoing amounts shall be due within [****] after initiation of a Phase 3 Clinical Study for a Drug Product for an Indication, but only to the extent actually paid to BioMarin within [****] after initiation of such Phase 3 Clinical Trial. If, BioMarin receives any additional milestones from BioMarin sub-licensee(s) that would have been included in calculating the amounts described in subsection (ii) above, but for the fact that they are not paid to BioMarin until after [****] after initiation of such Phase 3 Clinical Study, then the amount payable pursuant to subsection (ii), if any, shall be recalculated based on including such additional milestone and, to the extent that any additional amount is due to DSP, BioMarin shall pay such amount within [****] after receipt of such additional milestone.

(b)	For Regulatory Approval by either the FDA or the European Medicines Agency of a Drug Product for an Indication in the Other Field, BioMarin will pay DSP the greater of the following:

(i)	[****]; or

(ii)	[****].

(iii)	The foregoing amounts shall be due within [****] after Regulatory Approval by either the FDA or the European Medicines Agency of a Drug Product for an Indication in the Other Field, but only to the extent actually paid to BioMarin within [****] after such approval date. If BioMarin receives any additional milestones from BioMarin sub-licensee(s) that would have been included in calculating the amounts described in subsection (ii) above (including for approval by the European Medicines agency if it occurs after Regulatory Approval by the FDA, or vice versa), but for the fact that they are not paid to BioMarin until after [****] after the such Regulatory Approval, then the amount payable pursuant to subsection (ii), if any, shall be recalculated based on including such additional milestone and, to the extent that any additional amount is due to DSP, BioMarin shall pay such amount within [****] after receipt of such additional milestone.

9.3 Running Royalties. In consideration of the rights granted to BioMarin by DSP hereunder, BioMarin shall pay DSP running royalties [****] Drug Product in the Other Field, whether commercialized by BioMarin or its sub-licensee(s) as follows:

(a)	[****] in countries in the Territory where, but for the license granted by Section 2.1 (License Grant), the sale of the Drug Substance or Drug Product, as applicable, would infringe on an enforceable intellectual property right of DSP under the patents listed in either Section 3. 1 or 3. 2 of Exhibit A.

(b)	[****] in countries in the Territory in all other instances not described in subsection (a), above.

10. PAYMENT OF LICENSE FEES AND ROYALTIES

BioMarin shall pay the license fees and royalties to a bank account as designated by DSP. BioMarin shall pay the total royalty during each of the three (3) month periods ending on March 31, June 30, September 30 or December 31 of each year, within sixty (60) days after the last business day of such three (3) month period during the term of this Agreement. Payment of the license fees and royalties shall be made in Japanese Yen. Any and all bank charges and similar fees incurred by BioMarin in processing such payments shall be borne by BioMarin.

11. WITHHOLDING TAX

If any of the payments made or to be made by BioMarin to DSP become subject to withholding taxes under any Applicable Law, then BioMarin shall withhold the amount of such taxes for the account of DSP to the extent required by law, and shall pay the amounts of such taxes to the proper governmental authorities in a timely manner and promptly transmit to DSP an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant governmental authorities of all amounts withheld sufficient to enable DSP to claim such payment of taxes. BioMarin will provide DSP with reasonable assistance to enable DSP to recover such taxes as permitted by law. Any other taxes arising out of or in connection with BioMarin’s activities hereunder shall be borne by BioMarin.

12. RATE OF EXCHANGE FOR ROYALTIES

For the purpose of converting U.S. dollars or any other currency in the Territory [****] to Japanese Yen in order to determine the amount of the royalty payable by BioMarin to DSP under Section 9.3 (Running Royalties), the rate of exchange to be applied shall be the rate published in The Wall Street Journal, West Coast edition, on the last business day of the applicable calendar quarter during the term of this Agreement or, [****], such other reasonable methodology as such sub-licensee generally utilizes in its own operations.

13. ROYALTY REPORTS

Each royalty payment shall be accompanied by a report showing the [****] on a country-by-country basis by each Indication, if available, in a format to be agreed upon the Parties prior to the initial royalty payment, during the three (3)-month period for which such royalty payment is being made and the calculation of the total royalty payable for such three (3)-month period, together with such information as is reasonably necessary to determine how the amount of such royalty payment was calculated.

14. INSPECTION OF RECORDS

BioMarin shall keep and maintain accurate and complete records with respect to milestone fees, Net Sales, royalties and the calculation thereof with respect to the Drug Product manufactured, distributed and sold by BioMarin or its sub-licensee(s) in sufficient detail to enable the determination of the royalties payable to DSP. At DSP’s request, BioMarin shall make such records for preceding two (2) year periods available for inspection and audit at a mutually convenient time within normal business hours by an independent auditor appointed by DSP, subject to the reasonable approval of BioMarin, and who shall enter into a confidentiality agreement in favor of BioMarin, for the purpose of verifying the reports and payments submitted to DSP. Said inspection and audit shall be limited to no more than one (1) time during each twelve (12) month period. DSP shall bear the cost of any such inspection and audit, provided that if the inspection and audit shows an underpayment of milestone fees and royalties of [****], then BioMarin shall promptly reimburse DSP for all costs incurred in connection with such inspection and audit and shall promptly pay the amount of the underpayment.

15. MARKETING PLAN

Following the first Regulatory Approval of each Indication of the Drug Product in the Territory, by the end of November of every calendar year during the term of this Agreement, BioMarin shall submit, or have its sub-licensee(s) submit, to DSP, in written form, its marketing plan, on the applicable Drug Product for the following calendar year. Subject to BioMarin’s right to modify such marketing plan as it deems appropriate, in its reasonable discretion, BioMarin and/or its sublicense(s) shall carry out its marketing activities in accordance with such marketing plan and make Commercially Reasonable Efforts to achieve the sales budget stipulated in such marketing plan.

16. MAINTENANCE OF PATENTS

DSP shall, at its expense and on a timely basis in each country in the Territory: (a) use Commercially Reasonable Efforts in all countries in the Territory to file and prosecute the DSP Patents; and (b) pay all fees and file all documentation and other materials required by any governmental authority in each applicable country to maintain and/or renew the DSP Patents. DSP and its attorneys or agents shall consult with BioMarin in all aspects of the prosecution and maintenance of the DSP Patents in the United States and the European Union and shall provide BioMarin sufficient opportunity to comment on any related document that DSP intends to file or to cause to be filed with the relevant governmental authority in advance of such filing. Any actions recommended by BioMarin for such purpose will not be unreasonably denied or delayed by DSP, provided that such recommendations are provided in a timely manner. For the avoidance of doubt, DSP may elect not to accept any recommendation if it determines that such recommendation is unreasonable. For all jurisdictions in the Territory other than the United States and the European Union, DSP will keep BioMarin reasonably informed of the status of prosecution and maintenance of the DSP Patents and will endeavor to use a consistent patent strategy for such other jurisdictions as is used for the United States and the European Union.

17. TRADEMARKS

All of the trademarks to be used by BioMarin on each Drug Product shall be selected by BioMarin in consultation with DSP and shall be owned by BioMarin, and the final decision on any such selection shall rest with BioMarin.

18. INFRINGEMENT, ENFORCEMENT, AND DEFENSE

18.1 Notification of Infringement. Whenever either Party becomes aware of the possible infringement of the DSP Patents by a third party, such Party shall promptly notify the other Party of any such infringement and shall provide such other Party with any available evidence of such infringement.

18.2 Protection Act of DSP from Infringement. DSP shall have the first right, but not the obligation, to bring any suit or action for infringement of the DSP Patents. Any infringement action brought by DSP shall be solely at DSP’s expense, and BioMarin or its sub-licensee(s) shall provide reasonable assistance at DSP’s expense in the prosecution of such suit or action. DSP shall not settle such action in any manner that includes the grant of a sublicense or otherwise affects BioMarin’s rights in the DSP Patents, without the prior written consent of BioMarin, which consent may be granted or withheld in BioMarin’s sole and absolute discretion.

18.3 Protection Act of BioMarin from Infringement. In the event that DSP fails to or elects not to commence an infringement suit or action as set forth in Section 18.2 (Protection Act of DSP from Infringement) hereof within sixty (60) days, or begin settlement negotiations with the alleged infringer within sixty (60) days, after: (a) receiving notification as set forth in Section 18.1 (Notification of Infringement) from BioMarin of any such infringement; or (b) sending notice to BioMarin of such action, as applicable, BioMarin shall have the right, but not the obligation, to bring an appropriate suit or action against the third party infringer within the relevant jurisdiction at BioMarin’s expense. It is expressly understood that BioMarin shall not have the right to enforce the DSP Patents beyond the scope of its exclusive license hereunder. If requested, DSP shall provide reasonable assistance in the prosecution of such suit or action at BioMarin’s expense. BioMarin shall not settle such action in any manner that conflicts with DSP’s rights in the DSP Patents without the prior written consent of DSP, which consent may be granted or withheld in DSP’s sole and absolute discretion.

19. ADVERSE EVENTS

The Parties shall promptly provide each other with necessary information and data relating to adverse events, regardless of causality, associated with the use of Drug Substance or Drug Product, received by or reported to the Parties from any sources during the term of this Agreement in accordance with Applicable Law and the written reporting procedure to be separately agreed upon by the Parties.

20. BIOMARIN INTELLECTUAL PROPERTY RIGHTS

20.1 BioMarin Developed Data. BioMarin shall own and reserve all rights in and to all non-clinical and clinical data, marketing and other similar information developed by BioMarin or its Affiliates or sub-licensees related to the Drug Product and the Drug Substance. DSP acknowledges that it has no rights to BioMarin Data except as provided below.

(a)	In case DSP desires to be granted a license to use the BioMarin Data for commercialization of Drug Product or Drug Substance in Japan, BioMarin and DSP shall negotiate in good faith the terms and conditions under which DSP may be granted exclusive rights to the BioMarin Data for use in Japan. In the event the Parties are unable to agree upon the terms of a license to DSP, except as provided in subsection (b) below, BioMarin may not grant a license to the commercialization of Drug Product or Drug Substance in Japan to a third party.

(b)	In the event that DSP does not intend to develop a specific indication covered by BioMarin Data in Japan, BioMarin may add Japan to the Territory in such specific indication. Sections 9.2 (Milestone Fees) and 9.3 (Running Royalties) shall be applied in any business by BioMarin itself or its sublicensee(s) in such specific indication in Japan.

20.2 Sublicense of Merck Eprova License. At any time during the term of this Agreement and the Merck Eprova License, upon DSP’s written request, BioMarin will use Commercially Reasonable Efforts to grant an exclusive sublicense of its rights under the Merck Eprova License to DSP for Japan, and such sublicense shall be on the same terms and conditions as the Merck Eprova License.

21. LICENSE MARKING

Subject to any Applicable Laws and sufficient space, BioMarin shall indicate on certain packaging and promotional materials related to the Drug Product as reasonably determined by BioMarin that the drug product is developed under license from Daiichi Suntory Pharma Co., Ltd., Tokyo, Japan.

22. SECRECY

22.1 Secrecy. Each Party shall keep secret and confidential any information and data of the other Party received from the disclosing Party under this Agreement (including the terms and conditions of this Agreement), (hereinafter referred to as “Confidential Information”) and shall not use such Confidential Information for any purpose other than for the purposes permitted in this Agreement, except as otherwise expressly authorized herein. Further, a Party shall have no obligation to maintain the secrecy of Confidential Information which:

(a)	at the time of disclosure by the disclosing Party is in the public domain;

(b)	after disclosure by the disclosing Party enters the public domain through no improper conduct of the receiving Party;

(c)	prior to disclosure by the disclosing Party was already in the possession of the receiving Party as evidenced by the receiving Party’s written records;

(d)	subsequent to disclosure hereunder is obtained by the receiving Party from third parties who are lawfully in possession of such information and data and are not subject to an obligation to refrain from disclosing such information and data to others; and

(e)	is required to be revealed under compulsion of law, provided that, to the extent permitted by Applicable Law, the Party under a legal compulsion to disclose the Confidential Information provides the other Party sufficient prior notice of the disclosure, so that such other Party shall have an opportunity to take whatever action it deems necessary or desirable to protect its Confidential Information.

22.2 Exceptions. Notwithstanding the provisions of the preceding Section, a Party shall be entitled to disclose Confidential Information for the purpose of implementing this Agreement to any of the following:

(a)	with respect to a Party, its Affiliates, licensees, sub-licensees, and their respective employees, agents, consultants, subcontractors and other representatives who have a need to know, provided that the recipients have been informed of and are bound to the secrecy obligations of this Agreement;

(b)	Regulatory Authorities that have been advised of the confidential status of the Confidential Information, provided that all necessary procedures are followed to preserve confidentiality.

22.3 Survivorship. The obligations in this Section shall survive for a period of ten (10) years after the expiration or termination of this Agreement.

23. DURATION AND TERMINATION

23.1 Duration. This Agreement shall become effective on the Effective Date and shall, unless sooner terminated as hereinafter provided in this Agreement, continue in full force and effect until BioMarin ceases all of its development or commercial activities related to the Drug Product for the Other Field in the Territory.

23.2 Termination due to Material Breach. In the event of any material breach of this Agreement by either Party, the Party not in breach shall be entitled to dispatch to the Party in material breach a demand for correction of such material breach within a stipulated period, which period shall not be less than (60) days following the date of receipt of the written demand. If the Party in material breach as aforesaid fails to correct the material breach within the period stipulated in such written notice of demand for correction or such longer period of time mutually agreed to by the Parties, the Party not in breach shall have the unconditional right and option to terminate this Agreement in its entirety, or in part with respect to such country in the Territory only, immediately upon giving to the Party in material breach written notice of such termination. Notwithstanding the foregoing, the cure period shall be extended so long as is reasonably necessary to cure such breach conditioned on the breaching Party continuing to use its best efforts to pursue such cure.

23.3 Other Cases for Termination. Either Party shall have the right and option to terminate this Agreement immediately at any time, by notice in writing to the other Party in the event that such other Party:

(a)	passes any resolution for or permits any proceedings for its winding up; or

(b)	makes a general assignment for the benefit of creditors; or

(c)	has filed against it or files a petition in bankruptcy or insolvency or is declared bankrupt or insolvent or declares that it is bankrupt or insolvent; or

(d)	has filed against it or files any petition or answer seeking reorganization, readjustment, or arrangement of its business or debts and such action remains undismissed or unstayed for a period of more than sixty (60) days.

24. EFFECT OF TERMINATION

Upon termination of this Agreement, for any reason whatsoever, unless otherwise expressly provided elsewhere in this Agreement:

24.1 Licenses Granted to BioMarin. All of the rights and licenses granted to BioMarin hereunder shall automatically revert to DSP without any compensations, provided, however, that any and all obligations which already accrued to BioMarin shall not be assigned to DSP, and BioMarin shall cease immediately any business activities that would, but for the license granted pursuant to Section 2 (License Grant), infringe on DSP’s enforceable intellectual property rights; provided that BioMarin may continue to manufacture Drug Product from any Drug Substance then in its possession and to sell any such Drug Product or other Drug Product then in its possession; provided further that BioMarin shall pay the royalties set forth in Section 9 (License Fees and Royalties) on all such sales.

24.2 Confidential Information. BioMarin shall return to DSP within thirty (30) days after any termination of this Agreement any information and data including the Confidential Information transmitted to BioMarin by DSP under this Agreement and all copies thereof (except for any copies BioMarin is required to retain under Applicable Laws, in which event any such copies shall be kept confidential in accordance with Section 22 (Secrecy) hereof), and BioMarin shall not use directly or indirectly all said information and data for the benefit of itself or of any third party in any way whatsoever, without DSP’s prior written consent.

24.3 Effect of Termination due to Material Breach. Should BioMarin terminate this Agreement in its entirety pursuant to Section 23.2 (Termination due to Material Breach), the rights and licenses granted to BioMarin under Section 2 (License Grant) shall become perpetual, subject to BioMarin’s continuing obligation to pay the royalties described in Section 9 (License Fees and Royalties), without any assignment or other act on the part of DSP. Should DSP terminate this Agreement in its entirety pursuant to Sections 23.2 (Termination due to Material Breach), all of the rights and licenses granted to BioMarin hereunder, including without limitation, the license granted under Section 2.1 (License Grant) shall automatically revert to DSP, without any assignment or other act on the part of BioMarin, and BioMarin shall cease immediately any business activities that would, but for the license granted pursuant to Section 2.1 (License Grant), infringe on DSP’s enforceable intellectual property rights.

25. GUARANTEE ON MERGERS AND ACQUISITIONS

In case either Party (the “Merged Party”) is merged into or acquired by a third party, the Merged Party shall require such surviving or acquiring party (hereinafter referred to as the “Acquiring Party”) to agree with the other Party to perform and comply with all of the rights and obligations of the Merged Party under this Agreement. In case such agreement is not obtained, the other party shall have the right and option to terminate this Agreement immediately at any time within sixty (60) days after such merger or acquisition becomes effective, by notice in writing to the Merged Party.

26. HOLD HARMLESS AND INSURANCE

26.1 Hold Harmless by BioMarin. BioMarin shall indemnify, defend and hold DSP, DSP’s Affiliates, and their respective officers, directors, employees, partners and agents (hereinafter referred to as “DSP Indemnitees”) harmless from and against any and all liability, damages, cost or expenses (including reasonable attorneys’ fees and disbursements) (hereinafter referred to as “Damages”) incurred as a result of any claim made or suit brought by a third party against a DSP Indemnitee arising out of (i) the development, manufacture, sale, or use of Drug Substance and/or Drug Product by BioMarin or (ii) a breach of this Agreement by BioMarin, in each case except to the extent that such liability, damages, costs or expenses are caused by the negligence or intentional misconduct or breach of this Agreement by the DSP Indemnitee. Upon receipt of any such claim or suit by any of the DSP Indemnitees, DSP or such DSP Indemnitees shall promptly notify BioMarin in writing of such claim or suit and shall permit BioMarin to defend against and control the defense of such claim or suit, provided that BioMarin shall not compromise or settle such claim or suit without the written approval of DSP or such DSP Indemnitees, and DSP or any such DSP Indemnitee shall have the right to participate in the defense of such claim or suit at its own expense. DSP or any such DSP Indemnitee shall not compromise or settle such claim or suit without the prior written approval of BioMarin.

26.2 Hold Harmless by DSP. DSP shall indemnify, defend and hold BioMarin and BioMarin’s Affiliates and their respective officers, directors, employees, partners and agents (hereinafter referred to as “BioMarin Indemnitees”) harmless from and against any Damages incurred as a result of any claim made or suit brought by a third party against BioMarin Indemnitee arising out of a breach of this Agreement by DSP, in each case except to the extent that such liability, damages, costs or expenses are caused by the negligence or intentional misconduct or breach of covenant in this Agreement by the BioMarin Indemnitee. Upon receipt of any such claim or suit by any of the BioMarin Indemnitees, BioMarin or such BioMarin Indemnitees shall promptly notify DSP in writing of such claim or suit and shall permit DSP to defend against and control the defense of such claim or suit, provided that DSP shall not compromise or settle such claim or suit without the written approval of BioMarin or such BioMarin Indemnitees, and BioMarin or any such BioMarin Indemnitee shall have the right to participate in the defense of such claim or suit at its own expense. BioMarin or any such BioMarin Indemnitee shall not compromise or settle such claim or suit without the prior written approval of DSP.

26.3 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force during the term of this Agreement the following insurance:

(a)	with respect to DSP: general liability insurance, including product liability insurance, with bodily injury, death and property damage limits of $10,000,000 per occurrence and $10,000,000 in the aggregate. The above insurance obligation may be covered by an insurance to acquired in accordance with Section 29.3 (Insurance)(a) of the PKU Agreement; and

(b)

with respect to BioMarin: (i) general liability insurance, including product liability insurance, with bodily injury, death and property damage limits of $10,000,000 per occurrence and $10,000,000 in the aggregate; and (ii) clinical studies and product liability insurance with bodily injury, death and property damage limits of not less than $10,000,000 per occurrence and $10,000,000 in the aggregate.

After execution of this Agreement, and upon the other Party’s request thereafter, each Party shall furnish the other with a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least thirty (30) days prior written notice to the other Party of any cancellation, termination, or reduction of such insurance coverage. Each Party shall use its Commercially Reasonable Efforts to cause third parties engaged by a Party to perform its obligations under this Agreement to maintain such types of insurance coverage and for such period of time as are customary for such Third Parties given the nature of the services to be provided.

27. REPRESENTATIONS, WARRANTIES, AND COVENANTS

27.1 Corporate Power. Each Party hereby represents, warrants and covenants that, as of the Effective Date, such Party is duly organized, validly existing under the laws of its state or country of incorporation and has full corporate power and authority to enter into this Agreement and carry out the provisions hereof.

27.2 Due Authorization. Each Party hereby represents and warrants that, as of the Effective Date, such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

27.3 Binding Obligations/No Conflict. Each Party hereby represents, warrants and covenants that, as of the Effective Date: (a) this Agreement is legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity; and (b) the execution, delivery and performance of this Agreement by such Party does not, and will not during the term of this Agreement, conflict with any agreement, instrument or understanding to which it is a party or by which it is bound, nor to the best knowledge of each Party as of the Effective Date will such execution, delivery and performance violate any Applicable Laws.

27.4 Rights to Intellectual Property. Each Party (hereinafter referred to as the “Licensing Party”) hereby represents and warrants that, as of the Effective Date, the intellectual property that may be licensed to the other Party (hereinafter referred to as the “Licensee Party”) as contemplated herein, including without limitation the rights to the DSP Information, is validly owned by the Licensing Party or is licensed to the Licensing Party with full rights to grant the license to the Licensee Party, and that, as of the Effective Date and to the extent of each Party’s best knowledge, activities utilizing such intellectual property does not infringe on the enforceable intellectual property rights of any third party.

28. DEBARMENT

During the term of this Agreement, neither of the Parties shall knowingly use any employee, representative, agent, assistant or associate who has been debarred by the FDA pursuant to 21 U.S.C. Section 335 (a) or (b) of the Act in connection with any of the activities to be carried out under this Agreement. DSP further represents and warrants that, as of the Effective Date, to the best of its knowledge, none of the entities, laboratories or clinical sites participating in any pre-clinical or clinical studies prior to the Effective Date has been disbarred.

29. DUE DILIGENCE MATERIALS

DSP represents and warrants, to the best of its knowledge, to BioMarin that the due diligence information provided to BioMarin is true and correct in all material respects and does not fail to include information in the possession of or known to DSP and its Affiliates which would cause the due diligence information provided to BioMarin to not be misleading.

30. FORCE MAJEURE

Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default in or breach of this Agreement which is the result of war (whether declared or undeclared), acts of terrorism, acts of God, revolution, strike, fire, earthquake, flood, pestilence, other natural disasters, riot, enactment or change of laws and regulations, accident(s), labor trouble, or shortage of or any other cause beyond reasonable control of such Party. The performance of obligations hereunder shall be suspended during, but no longer than, the existence of such cause mentioned in this Section. In the event that a cause mentioned in this Section prevents or will prevent implementation of this Agreement for more than six (6) months, the Parties shall renegotiate the terms and conditions of this Agreement.

31. NON-WAIVER

A Party’s failure to exercise and or delay in exercising, any right, remedy, power or privilege hereunder, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

32. MODIFICATION

No modification, extension, or waiver of any provision of this Agreement shall be valid unless the same is in writing signed by the duly authorized officers of both Parties hereto.

33. MISCELLANEOUS

33.1 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

33.2 Consequential Damages. Except with regard to each Party’s obligation to indemnify the other Party for indemnification liability to a third party under Sections 26.1 (Hold Harmless by BioMarin) and 26.2 (Hold Harmless by DSP) neither Party will be liable for any special, consequential, indirect, incidental or punitive damages, under any cause of action, whether under any contract, negligence, strict liability or other legal or equitable theory, with respect to any subject matter of this Agreement and whether or not such Party or its agents have been advised of the possibility of such damage. This limitation shall apply notwithstanding any failure of essential purpose of any limited remedy provided herein.

33.3 Severability. In the event that any one or more of the provisions of this Agreement should for any reason be held by the competent authorities to be invalid, illegal or unenforceable, to the extent practicable such provision or provisions shall be reformed or renegotiated to as nearly approximate the original reasonable intent of the Parties as possible and the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

33.4 Accrued Obligation. Termination of this Agreement for any reason shall not release any Party hereto from any liability which at the time of such termination has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

33.5 Independent Contractor. The relationship between DSP and BioMarin is that of independent contractors. DSP and BioMarin are not joint ventureers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting Parties. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

33.6 Assignment. Any right and obligation hereunder is personal to the Parties hereto, and, other than as contemplated in Section 25 (Guarantee on Mergers and Acquisitions), shall not be assigned or otherwise transferred to a third party by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld.

33.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Japan.

33.8 Dispute Resolution. The Parties shall endeavor to resolve all conflicts and disputes arising out of or in any way in connection with this Agreement amicably between themselves. In the event the Parties are unable to resolve any such conflict or dispute between themselves, any such conflict or dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of Japan Commercial Arbitration Association. The arbitration shall take place in Tokyo, Japan. Notwithstanding the foregoing, either Party may file suit in any court of competent jurisdiction solely for the purpose of seeking injunctive or other equitable relief during the pendency of any arbitration proceeding.

33.9 Captions. The captions of Sections in this Agreement are for convenience only, and this Agreement shall not be construed or interpreted by reference to such captions.

33.10 Survivorship.

(a)	In the event of expiration or any termination of this Agreement, the following sections shall survive: Section 22 (Secrecy); Section 24 (Effect of Termination); Section 26 (Hold Harmless and Insurance); Section 33.2 (Consequential Damages); Section 33.8 (Dispute Resolution); and Section 33.10 (Survivorship).

(b)

In the event of termination of this Agreement by BioMarin pursuant to Section 23.2 (Termination due to Material Breach), Section 23.3 (Other Cases for Termination) or Section 25 (Guarantee on Mergers and Acquisitions), in the event that BioMarin exercises the perpetual license pursuant to Section 24.3, the following additional provisions shall survive: Sections 1 (Definitions); 2 (License Grant); 9 (License Fees and Royalties); Sections 10 (Payment of License Fees and Royalties); 11 (Withholding Tax); 12 (Rate of Exchange for Royalties); 13 (Royalty Reports); 14 (Inspection of Records).

33.11 Notice. All notices, given by one Party hereto to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to DSP:            Daiichi Suntory Pharma Co., Ltd.

General Manager,

Business Planning & Development Dept.

7-2, Kojimachi 5-chome, Chiyoda-ku

Tokyo 102-8530, Japan

Facsimile Number: +81-3-5210-5068

If to BioMarin:            BioMarin Pharmaceutical Inc.

105 Digital Drive,

Novato, CA 94949 U. S. A.

ATTN: Emil Kakkis, Senior Vice President

With copy to Corporate Counsel

Facsimile Number: (415) 382-7889

The notice under the preceding Section, unless otherwise provided, shall be deemed to be effective: (a) upon receipt if personally delivered or by facsimile with evidence of transmission; (b) on the tenth (10th) business day following the date of mailing if sent by registered or certified air mail; or (c) on the second business day following the date of transmission or delivery to the overnight courier if sent overnight courier. A Party may change its address listed above by sending notice to the other Party.

33.12 Publicity. Neither Party, without the prior written approval of the other Party, shall originate any publicity, news release or public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performance hereunder, (herein referred to as an “Announcement”) except for such an Announcement which is required by law to be made, as determined by counsel for the Party making such Announcement. A Party will give the other Party at least ten (10) business days’ advance written notice of the text of any proposed Announcement, unless circumstances require that the Announcement be released sooner, so that the other Party will have an opportunity to comment upon the Announcement.

33.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

33.14 Entire Agreement. This Agreement constitutes the entire Agreement between the Parties relating to the subject matter hereof. Nothing in this Agreement is intended to modify or supercede any prior license agreement between the Parties hereof. No term or provision of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by a written instrument specifically referring to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the date first above written in duplicate original, one (1) original to be retained by DSP and BioMarin.

DAIICHI SUNTORY PHARMA CO., LTD.		BIOMARIN PHARMACEUTICAL INC.

Signature:	/s/ George Nakayama	Signature:	/s/ Louis Drapeau
Name:	George Nakayama	Name:	Louis Drapeau
Title:	President	Title:	Acting CEO
Date:	4/28/05	Date:	5/2/2005

Exhibit A

List of DSP 6R-BH4 Intellectual Property

1. Drug Substance Manufacturing Method

1) Preparation Process of (6R)-Tetrahydro-L-Biopterin

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	824,288	01/23/86	4,713,454	12/15/87	Shiratori Pharmaceutical Co.Ltd. Daiichi Suntory Pharma Co., Ltd
Australia	52720/86	01/24/86	581052	05/24/89
Canada	500,218	01/23/86	1,262,347	10/17/89
Austria	86100944.7	01/24/86	E66229	08/14/91
Belgium	86100944.7	01/24/86	0191335	08/14/91
Switzerland	86100944.7	01/24/86	0191335	08/14/91
Germany	86100944.7	01/24/86	P3680800.8	08/14/91
France	86100944.7	01/24/86	0191335	08/14/91
Great Britain	86100944.7	01/24/86	0191335	08/14/91
Italy	86100944.7	01/24/86	0191335	08/14/91
Luxembourg	86100944.7	01/24/86	0191335	08/14/91
Netherlands	86100944.7	01/24/86	0191335	08/14/91
Sweden	86100944.7	01/24/86	0191335	08/14/91

2) Method for producing L-Biopterin

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.		02/28/05			Shiratori Pharmaceutical Co.Ltd. Daiichi Suntory Pharma Co., Ltd

All patents, or similar filings, in any country in the Territory based on the Japanese application No.2004-375618.

3) Method for producing alpha-crystalline form of Sapropterin hydrochloride

All patents, or similar filings, in any country in the Territory based on the Japanese application No.2005-116687.

4) Potential applications on improvements in manufacturing process directed to increasing yield and scale made by DSP

All patents, or similar filings, in any country in the Territory based on the Japanese application No.            .

2. Formulation

1) Medicine for BH4-Responsive Hyperphenylalaninemia

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
All patents, or similar filings, in any country in the Territory based on the Japanese application No.2004-141615					Daiichi Suntory Pharma Co., Ltd

3. Indications

1) Preventives or Remedies for Diseases Induced by Hypofunction of Nitric Oxide Synthase (NOS)

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	408571	08/29/97			Daiichi Suntory Pharma Co., Ltd.
Europe	97937845.2	08/29/97	0908182	10/22/03
Austria	97937845.2	08/29/97	0908182 (E252385)	10/22/03
Switzerland	97937845.2	08/29/97	0908182	10/22/03
Germany	97937845.2	08/29/97	0908182 (69725721.5)	10/22/03
Spain	97937845.2	08/29/97	0908182	10/22/03
France	97937845.2	08/29/97	0908182	10/22/03
Great Britain	97937845.2	08/29/97	0908182	10/22/03
Italy	97937845.2	08/29/97	0908182	10/22/03
Canada	2236078	08/29/97
China	97191338.2	08/29/97
Korea	98-703140	08/29/97

2) Prophylactic or Therapeutic Agents for Diseases having Vascular Dysfunction Associated with Insulin Resistance

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	427579	02/26/99	6,410,535	06/25/02	Daiichi Suntory Pharma Co., Ltd.
Europe	99906501.4	02/26/99

3) Prophylactic or therapeutic agents for drug-induced renal injury

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	427550	02/26/99	6,288,067	09/11/01	Daiichi Suntory Pharma Co., Ltd.
Europe	99906500.6	02/26/99

4) Preventatives or Remedies for Diseases Caused by eNOS Expression

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	481385	03/20/03			Daiichi Suntory Pharma Co., Ltd.
Europe	03715388.9	03/20/03
Canada	2451516	03/20/03
Brazil	PI0303571	03/20/03
China	03800566.2	03/20/03
Korea	10-2003-7017283	03/20/03

5) Pharmaceutical composition for the treatment of infantile autism

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	870495	06/04/86	4,778,794	10/18/88	Daiichi Suntory Pharma Co., Ltd.
U.S.A.	210312	06/04/86	4,920,122	04/24/90
Europe	86107614.9	06/04/86	0209689	03/11/92
Switzerland	86107614.9	06/04/86	0209689	03/11/92
Germany	86107614.9	06/04/86	0209689 (P3684190.0)	03/11/92
France	86107614.9	06/04/86	0209689	03/11/92
Great Britain	86107614.9	06/04/86	0209689	03/11/92
Italy	86107614.9	06/04/86	0209689	03/11/92
Sweden	86107614.9	06/04/86	0209689	03/11/92

6) Method for treating spinocerebellar degeneration

Country	Application No.	Application Date	Patent No.	Registration Date	Assignee
U.S.A.	632412	08/04/95	5,753,656	05/19/98	Daiichi Suntory Pharma Co., Ltd.
Europe	95927966.2	08/04/95	0722731	06/05/02
Germany	95927966.2	08/04/95	0722731 (69526918.6)	06/05/02
Spain	95927966.2	08/04/95	0722731	06/05/02
France	95927966.2	08/04/95	0722731	06/05/02
Great Britain	95927966.2	08/04/95	0722731	06/05/02
Italy	95927966.2	08/04/95	0722731	06/05/02

Exhibit B

Merck Eprova’s rights under the provisional patent application titled “Crystalline Forms of (6R)-L-erythro-tetrahydrtobiopterin dihydrochloride” as filed with the U.S. Patent and Trademark Office, Serial No. 60/520,377 and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions or improvements thereon and any patents or patent applications subsequently filled or issued based on such patent or Merck Eprova’s technology related to the stabilization of the active ingredient of a finished pharmaceutical ready for application and containing the (6R)-5,6,7,8-Tetrahydro-L-biopterin dihydrochloride (Tetrahydrobiopterin, BH4) as the active ingredient; (b) Merck Eprova’s rights under United States patent no. 6,544,994 titled “Pharmaceutical preparation for treating or preventing cardiovascular or neurological disorders by modulating of the activity of nitric oxide synthase” and any continuations, continuations-in-part, provisionals, divisionals, reissues, reexaminations, extensions, substitutions or improvements thereon and any patents or patent applications subsequently filled or issued based on such patent; and (c) all other patents, patent applications and intellectual property owned by or assigned to Merck Eprova related to the use, crystallization/stability and/or synthesis, regarding tetrahydrobiopterin either alone or in combination with other compounds.